Exhibit 99.2



                                                                PRESS RELEASE





BARRY KAPLAN ASSOCIATES                               For Immediate Release:
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623 River Road, Fair Haven, New Jersey 07704                   (908) 747-0702
                                                           FAX (908) 758-1837


                                    Press Contact:
                                                     Barry S. Kaplan

                                    Company Contact:
                                                     I. Alan Hirschfeld
                                                     (908) 308-3000


         IVC INDUSTRIES COMPLETES MERGER WITH HALL LABORATORIES


Freehold, N.J., May, 1, 1996 - IVC INDUSTRIES INC. (NASDAQ SMALL CAP: IVCO) announced today that it completed its merger with Hall Laboratories, Inc. on Tuesday, April 30, 1996, and entered into a new $26,500,000 financing facility with The Chase Manhattan Bank N.A. The Company also announced that its board of directors has been reconstituted to consist of E. Joseph Edell, Chairman and Chief Executive Officer of the Company, Arthur S. Edell, President of the Company, I. Alan Hirschfeld, Chief Operating Officer of the Company, Andrew
M. Pinkowski, Vice Chairman of the Company, Dennis E. Groat, Mark S. Gold, M.D. and David Papofsky. Messrs. Gold and Papofsky were named to the board to fill vacancies created by the resignations of Theodore Sall and Mac Allen Culver.

"By combining Hall and IVC, we have created a company that is much stronger than the sum of its parts," said I. Alan Hirschfeld, Chief Operating Officer. "We are excited about the opportunities which the merger presents us with and we are looking forward to putting our integration plans in place over the next several fiscal quarters."

IVC INDUSTRIES, INC. is engaged in the manufacturing, packaging and worldwide sales and distribution of vitamins and nutritional supplements through drug stores, supermarkets and mass merchandising chains as well as health food stores and independent drug stores. Its products are distributed under the "Fields of Nature," "Rybutol," "Nature's Wonder," "American Vitamin," "Synergy Plus" and "Nature's Blend" brands as well as under the private labels (store Brands) of its retail chain store customers. The Company has recently introduced its new Revlon line of products which are marketed under a license agreement with Revlon.

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